EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                         January 31, 2005
--------------------------------------------------------------------------------

Contact:     Ray Adams
             Chief Financial Officer
             (503) 240-5223


                    OREGON STEEL MILLS INCREASES 2004 FOURTH
                            QUARTER EARNINGS ESTIMATE


Portland, Oregon, January 31, 2005/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announced today it is increasing its fourth quarter 2004 earnings estimate. In early November, Oregon Steel forecasted fourth quarter net income from continuing operations within a range of $1.05 to $1.15 per diluted share, exclusive of any further labor dispute settlement adjustments. The Company now estimates fourth quarter net income from continuing operations of $1.25 to $1.35 per diluted share based on approximately 35.1 million diluted weighted average shares outstanding during the fourth quarter of 2004. These amounts exclude the estimated $4.5 million charge (approximately $.13 per diluted share) in the fourth quarter of 2004 related to the previously disclosed early retirement option offered to certain union employees of the Company. The Company expects to have an effective income tax rate of approximately three percent in the fourth quarter of 2004. The Company notes that the expected improved results will be due, in part, to higher than anticipated plate demand and plate pricing and lower than forecasted scrap prices.

The Company will announce its final 2004 annual and fourth quarter financial results and provide its outlook for 2005 during the first week of March 2005.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company's most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company's views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

                                      -2-